Exhibit 10.24

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made the 17th day of December, 2018.

BETWEEN:

NovaGold USA, Inc.

One Utah Center

201 South Main Street, Suite 400

Salt Lake City, Utah 84111

(the “Company”)

AND:

DAVID DEISLEY

1273 East Tomahawk Drive

Salt Lake City, UT 84103

(the "Contractor")

WHEREAS:

A.                 Company employed Contractor in the capacity of Executive Vice President & General Counsel pursuant to an Employment Agreement dated September 4, 2012 (“Employment Agreement”).

B.                  Contractor gave Company notice of Contractor’s intent to terminate the Employment Agreement effective December 31, 2018.

C.                  Company and Contractor desire to enter into a contract for services whereby Contractor will provide services to Company as described in this Consulting Services Agreement (“Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the foregoing recitals and of the mutual promises, covenants and agreements hereinafter set forth, Company and Contractor hereby promise, covenant and agree as follows.

1.                                          Independent Contractor

A.                  Company engages Contractor to provide and Contractor shall provide the services (the “Services”) described in Schedule A hereto.

B.                  Contractor shall at all times be an independent contractor. Contractor is not the employee or agent of Company and no partnership, joint venture or agency will be created by this Agreement or by any action of the parties under this Agreement and Contractor shall not represent himself to be in any such relationship with Company.

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C.                  Contractor acknowledges and agrees that he shall be responsible for payment to the proper authorities of any and all income taxes, employment insurance premiums, Federal Insurance Contributions Act and other federal, state or local taxes in respect of the remuneration paid hereunder.

D.                 If at any time, the Internal Revenue Service or any other competent authority determines that Contractor is an employee of Company, then Company will immediately begin making all statutorily required withholdings and remittances in respect of payments to Contractor.

E.                  Company shall not be liable to Contractor for any damages, liabilities, penalties, interest or costs caused to Contractor for failure to make the statutorily required source deductions or payments that Company would make in respect of payment or remuneration to employees. Contractor agrees to indemnify and save harmless Company from any and all damages, penalties, interest, costs and liabilities of any nature of kind arising as a result of Company not making any statutorily required source deductions on payments to Contractor. Company may at any time set off any amounts owing to it by Contractor against any and all amounts payable by Company to Contractor, including but not limited to, amounts payable under this Agreement.

2.                                          Term of Contract and Termination

A.                  The provision of the Services by Contractor to Company pursuant to the terms of this Agreement shall commence on January 1, 2019 and shall continue until December 31, 2019, unless terminated earlier in accordance with Clause 2.B or 2.C.

B.                  This Agreement may be terminated or extended by either party upon mutual agreement.

C.                  Notwithstanding any other provision of this Agreement, if Contractor fails to comply with any provision of this Agreement then, and in addition to any other remedy or remedies available to Company, Company may, at its option, immediately terminate this Agreement by giving written notice of termination to Contractor and, if such option is exercised, Company will be under no further obligation to Contractor except to pay to Contractor such amount as Contractor may be entitled to receive, pursuant to Schedule B attached hereto, for Services provided and expenses incurred to the date the said notice is given or delivered to Contractor.

3.                                          Performance

A.                  In performing the Services hereunder, Contractor shall: (i) act honestly and in good faith in what Contractor reasonably believes to be in the best interests of the Company; (ii) exercise the degree of care, diligence and skill that a reasonably prudent person engaged in the provision of services similar to the Services would exercise in comparable circumstances; and (iii) not perform any services for, serve as a director of, or provide any advice to any other person, firm, corporation or other entity, which, in the reasonable opinion of Company, gives rise to a conflict of interest between the obligations of Contractor to Company under this Agreement and the obligations of Contractor to such other person, firm, corporation or other entity.

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B.                  Subject only to the requirements to Clause 3.A.(iii), this Agreement will not be construed to preclude Contractor from independently providing services for, serving as a director of, or providing any advice to any other person, firm, corporation or other entity.

C.                  Contractor shall observe and comply with all applicable Company safety policies and guidelines when on Company properties and agrees to comply in all material respects with all present and future statutes, laws, regulations, orders, by-laws, codes, permits, directives and other lawful requirements of any federal, provincial, state, municipal, regional or any other governmental authority now or hereinafter in force relating in any way to the environment, remediation, reclamation, health, occupational health and safety, product liability, contaminants or transportation or dangerous goods, including without limit at ion all applicable guidelines, rules, criteria, policies and standards with respect to the foregoing as adopted by any such government authority from time to time.

D.                 Contractor shall maintain his status as an active member of the Utah State Bar during the term of this Agreement.

4.                                          Remuneration, Expenses and Other Payment

A.                  Company shall pay to Contractor, in full payment and reimbursement for providing the Services and for expenses incurred in connection therewith the amounts in the manner and at the times set out in Schedule B, and Contractor shall accept the same as full payment and reimbursement.

B.                  For so long as this Agreement remains in force, Contractor shall be considered to be an “Eligible Consultant” as that term is defined in the NOVAGOLD RESOURCES Inc. 2004 Stock Award Plan (as amended) and the NOVAGOLD RESOURCES Inc. 2009 Performance Share Unit Plan (as amended)(collectively the “Plans”). As an Eligible Consultant, Consultant shall be entitled to the rights created by the grant documents identified in Schedule C to this Agreement. The parties agree that nothing in this Agreement shall modify the terms of the Plans which shall govern the grants identified in Schedule C of this Agreement.

5.                                          Records

A.                  Contractor shall, where his remuneration is determined on the basis of time, establish and maintain adequate records of the time expended in connection with provision of the Services, and Contractor's invoices shall contain a summary of time expended and expenses claimed, with all receipts for claimed expenses attached to the applicable invoices.

B.                  Where this Agreement provides for reimbursement of expenses incurred by Contractor expressly for the provision of the Services, Contractor shall (i) establish and maintain books of account of any such expense incurred; and (ii) maintain invoices, receipts and vouchers for any such expenses and Company will have free access at all reasonable times to such records, books of account, invoices, receipts and vouchers (including time records maintained pursuant to Clause 5.A hereof) for the purposes of copying and/or auditing the same.

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6.                                          Confidential Information

A.                  Contractor agrees that all documents, data, records, software and other property, furnished to Consultant by Company or produced by Contractor or others in connection with the performance of the Services, shall be and remain the sole property of Company or the owner. Contractor agrees to keep such records and other documentary property of the Company in confidence and subject to Company's control and shall promptly return them to Company as and when requested by the Company. Should Company not so request, Contractor shall return and deliver all such documentary and other property upon termination of this Agreement and Contractor shall not take any such property or any reproduction of such property upon such termination.

B.                  Contractor recognizes that Company generates and uses valuable proprietary information and to protect Company’s legitimate interests, it is necessary for Company to prevent unauthorized use or disclosure of the information.

C.                  The term “Confidential Information” as used in this Agreement means any information identified or reasonably identifiable as confidential or proprietary information of Company concerning the Company's business or technologies or any other interests or information not generally available to third parties including, but not limited to: trade secrets, software, Developments (as hereinafter defined), financial information, marketing and sales plans, strategies, research or development activities, employee or subcontractor information, shareholder information, sales records and forecasts, business plans, services contracts, customer contacts, customer lists or information, drawings, licenses, costing information, and any and all revisions and improvements relating to the foregoing (in each case whether or not reduced to tangible form) and any confidential or proprietary information owned by a third party and provided to Company which Company has agreed to keep confidential.

D.                 Contractor agrees that the Confidential Information is and will remain the exclusive property of Company. Contractor also agrees that the Confidential Information constitutes a proprietary right which Company is entitled to protect and constitutes information and knowledge not generally known to the trade.

E.                  In the course of providing the Services under this Agreement, Contractor will obtain access to and be entrusted with Confidential Information. At all times during this Agreement and for a period of three years after the termination of this Agreement:

i.            Contractor shall maintain securely and hold in strict confidence all Confidential Information disclosed to him.

ii.            Contractor shall not, without the express written consent of Company, disclose any of the Confidential Information to any person, corporation or other entity.

iii.            Contractor shall not use any of the Confidential Information for any purpose other than in the normal and proper course of performing the Services.

iv.            Contractor shall not duplicate or transfer or allow any person to duplicate or transfer any of the Confidential Information.

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F.                   The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

i.            is or later becomes available to the public from a source other than Contractor and through no fault of Contractor;

ii.            is lawfully made available to Contractor by a third party or a source outside this Agreement;

iii.            is already known to the Contractor without restriction on use or disclosure prior to receipt of such information from Company;

iv.            is received by Contractor from a third party that is not subject to an obligation of confidentiality or other restriction;

v.            was publicly disclosed with the prior written approval of Company; or

vi.            was disclosed pursuant to a requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order.

7.                                          Ownership of Developments

A.                  Contractor acknowledges that all discoveries, know-how, inventions, formulae, processes, techniques, improvements, computer programs, software or parts thereof and other innovations and proprietary information (whether patentable or not) made, conceived, developed, reduced to practice or learned by Contractor, either alone or with others, during the course of Contractor's relationship with Company pursuant to this Agreement, and that in any way relate to the services, products or business of Company and whether or not conceived, developed, reduced to practice or made while Contractor was performing the Services (collectively "Developments"), and any and all services and products which embody, emulate or employ any such Developments, will be the sole property of Company or its nominee.

B.                  Contractor agrees to promptly disclose to Company any Developments.

C.                  Contractor agrees that all intellectual property rights, applications and registrations relating to the Developments, including all patents, industrial design registrations and copyrights, and divisions, derivative applications, continuations, reissues, re-examinations, extensions and reversions and rights of priority resulting from the filing of applications (hereinafter collectively referred to as the "Protection") are the exclusive property of Company or its nominee.

D.                 Contractor hereby assigns to Company or its nominee and their respective successors or assigns, all (if any) rights, title and interest in and to the Developments which Contractor may have from time to time and agrees that Company shall exclusively be entitled to apply for Protection in Company's own name.

E.                  Contractor covenants and agrees to do all such other things and to execute, or have executed, without further consideration, at Company's expense, such documents as may be required by Company to obtain and maintain the Protection and for assigning, transferring, conveying and securing to Company the exclusive right, title, property, benefit and interest in and to such Protection and all Developments.

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F.                   Contractor covenants and agrees that no pre-existing works will be incorporated into the Developments without Company's prior written consent. No person shall have any input to the Developments except Contractor.

G.                 The provisions of Article 7 supersede all prior understandings and agreements between Company and Contractor which relate to its subject matter and shall survive any termination of this Agreement for any reason and remain in full force and effect.

8.                                          Reports

Contractor will, upon the request of Company fully inform Company of the work done and to be done by Contractor in connection with the provision of the Services and permit Company at all reasonable times to inspect, examine, review and copy any and all findings, data, specifications, drawings, working papers, reports, documents and material whether complete or otherwise that have been produced, received or acquired by, or provided by Company to Contractor as a result of this Agreement.

9.                                          Sub-contracting and Assignment

A.                  Contractor shall not assign this Agreement nor any right of Contractor under this Agreement, or sub-contract the provision of the Services or any obligation of Contractor under this Agreement without the prior written consent of Company.

B.                  No sub-contract entered into by Contractor will relieve Contractor from any of his obligations pursuant to this Agreement or impose any obligation or liability upon Company to any such sub-contractor. Company may assign this Agreement without notice to Contractor.

10.                                      General

A.                 In this Agreement, unless context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

B.                  This Agreement shall be binding on Contractor's heirs, executors, administrators and legal representatives and shall enure to the benefit of any successors and assigns of Company.

C.                  No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act of the other of them, or to declare the other party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right to then or subsequently declare a default.

D.                 Save and except for the express provisions of this Agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the provision of the Services by Contractor to Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.

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E.                  This Agreement constitutes the entire agreement between the parties.

F.                  If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other provision of this Agreement or of any Schedule or any part thereof, and any such covenant or agreement may be severed from this Agreement without affecting the remainder of the Agreement.

G.                 The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah and the laws of the United States of America applicable therein, excluding any conflict of law principles that would require the application of the laws of any other jurisdiction.

H.                 All notices and other required communications (each a “Notice”) to Company or Contractor shall be in writing and shall be given (i) by personal delivery, (ii) by electronic communication (i.e., facsimile transmission or email), (iii) by registered or certified mail return receipt requested, or (iv) by reputable courier service to the addresses provided above. All Notices shall be effective and shall be deemed delivered (i) if delivered by hand, by registered mail or by courier during Business Hours, upon receipt, and if not delivered during Business Hours, upon the commencement of the next Business Hours or (ii) if sent by electronic communication during Business Hours, upon sending, and if not sent during Business Hours, upon the commencement of the next Business Hours. For purposes of this section, Business Hours means between the hours of 8:30 a.m. and 5:30 p.m. during a day which is not a Saturday, Sunday, banking or public holiday in Salt Lake City, Utah. Either party may change its address by Notice to the other party.

I.                    Contractor understands and agrees that, without prejudice to whatever rights and other remedies Company may have, Company may enforce its rights under this Agreement by way of injunction, and may obtain an injunction, including an interim injunction to restrain any breach or anticipated breach of any of the provisions of this Agreement.

J.                   Company and Contractor acknowledge and declare that in executing this Agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental hereto.

K.                  Company and Contractor further acknowledge and declare that they each have carefully considered and understand the terms of this Agreement including, but without limiting the generality of the foregoing, the restrictions on Contractor after termination and that they execute this Agreement voluntarily and of their own free will.

L.                   Electronic transmission (including email and facsimile) of a signed copy of this Agreement and the retransmission of any signed copy of this Agreement shall be effective as the delivery of an original of this Agreement. This Agreement may be executed in counterparts all of which taken together shall be a single agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

COMPANY	CONTRACTOR
NOVAGOLD USA, INC.	DAVID DEISLEY

/s/ Gregory A. Lang	/s/ David Deisley
Gregory A. Lang	David Deisley
President

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SCHEDULE A

Consultant will provide the following Services pursuant to this Agreement:

1.                  Ongoing legal counsel regarding Company’s business.

2.                  Participation in meetings and conference calls of the Donlin Gold permitting, legal, and leadership teams.

3.                  Support of Donlin Gold’s efforts to establish a long-term care and maintenance trust fund.

4.                  As requested, representing Company in its relations with business partners.

5.                  As requested, representing Company before Alaska Native Corporation partners, local communities, and other non-governmental groups with respect to issues of concern to Company.

6.                  As requested, representing Company before state and federal legislators with respect to issues of concern to Company; establish and maintain good working relationships and collaborative arrangements with agencies, legislators, and other organizations to help achieve Company’s goals.

7.                  As requested, representing Company before industry trade associations and other similar organizations with respect to issues of concern to Company.

8.                  As requested, providing other assistance with respect to Company’s business.

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SCHEDULE B

REMUNERATION, EXPENSES AND OTHER PAYMENT

For all Services performed by Contractor under this Agreement, and subject to the other provisions of this Agreement, Company agrees to pay Contractor a retainer of $7,500.00 per month (“Retainer”) subject to the following stipulations:

1.                  The Retainer assumes 10 hours worked per month (the “Base”) during the term of this Agreement with work to be performed on an as-needed and as-directed basis with no expected minimum work threshold. Hours worked will be reconciled on a quarterly basis.

2.                  Travel days are assumed to be four hours of work for the basis of compensation reconciliation.

3.                  Hours worked over the Base shall be paid at a rate of $750 per hour (the “Hourly Rate”) or credited towards the following quarter at Company’s option. Together, the Retainer and the Hourly Rate are referred to as the “Fees.”

4.                  The total amount of Fees paid must not exceed $125,000.00 (Maximum Contract Value) on an annual basis unless agreed to in writing by Company and Contractor. A detailed change notice must be submitted to and approved in writing by Company if total costs are expected to exceed the Maximum Contract Value.

5.                  Contractor shall provide the Services for the compensation as specified in this Exhibit A. Except as provided in Clause 6, the Fees are inclusive of all fees of Contractor, costs of operation, fringe benefits attributable to payroll, overhead, profits, social charges and all applicable taxes.

6.                  To the extent that Contractor incurs any necessary, reasonable, and actual out-of-pocket expenses in connection with the Services, including travel, such expenses shall be reimbursed by Company at Contractor’s actual cost; provided, however, that (a) all such expenses are in accordance with Company’s then-current expense reimbursement policy or Company otherwise gives its prior written consent; and (b) when submitting his invoice for the Services, Contractor shall provide to Company an itemized list of all reimbursable expenses and copies of the receipts therefore.

7.                  Contractor will submit invoices monthly. Each invoice must include or be accompanied by a description of Services performed (including time), the Fees due and expenses incurred for the month. Such description must be reasonably acceptable to Company. Company may withhold payment for Services improperly described or performed or not completed. Acceptable invoices will be paid within 20 days of receipt. All invoices, Fees and payments will be stated and made in U.S. dollars. Failure to submit invoices as specified will result in a rejection and return of invoice for correction to format specified. The date of record will be taken as the receipt date of the corrected invoice.

8.                  Invoices shall be sent to Company at 201 South Main Street, Suite 400, Salt Lake City, UT 84111.

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SCHEDULE C

PSU and Options Grants

December 1, 2017 PSU Grant NYSE-2 year

December 1, 2017 PSU Grant NYSE-3 year

December 1, 2014 Option Grant

December 1, 2015 Option Grant

December 1, 2016 Option Grant NYSE

December 1, 2017 Option Grant NYSE

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